Morgan Stanley U.S. Government Securities Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 FHLMC Multi-Family Structured Pass-
Through Certificates A-2 2.373% due 5/25/2022
Purchase/Trade Date:	 9/5/2012
Offering Price of Shares: $101.9985
Total Amount of Offering: $899,700,000
Amount Purchased by Fund: $9,875,000
Percentage of Offering Purchased by Fund: 1.098
Percentage of Fund's Total Assets: 1.03
Brokers: Morgan Stanley, Wells Fargo Securities, Barclays, Guggenheim Securities, JP Morgan, UBS Investment Bank
Purchased from:  Wells Fargo
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities:
YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.